Exhibit 10.10

PENN NATIONAL GAMING, INC.
NOTICE OF PERFORMANCE AWARD TERMS AND CRITERIA
This Notice of Performance Award Terms and Criteria (the “Notice”), sets forth the terms and performance criteria for the Performance Period of January 1, 2020 to December 31, 2020 for one or more of the following types of performance-based awards: Restricted Stock or cash-settled Phantom Stock Units (“Award”) granted to _______________ (“you” or the “Participant”) by Penn National Gaming, Inc. (the “Company”) pursuant to an Award Agreement. This Notice applies to the third Performance Period of any such award granted in February 2018 (“2018 Award”), the second Performance Period of any such award granted in February 2019 (“2019 Award”), and the first Performance Period of any such award granted in February 2020 (“2020 Award”), as applicable to you. Capitalized terms used but not defined in this Notice are defined in the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan (“LTIP”), the Performance Share Program adopted in 2018, the Performance Share Program II adopted in 2019 (each, the “Applicable Program”), or the applicable Award Agreement.

1.	Award Period, Performance Periods, Restriction Period

The Award Period with respect to each Award is the three-year period beginning on January 1 of the year of the Date of Grant. Each Award Period consists of three separate Performance Periods, and the number of Awards are evenly divided among the three Performance Periods. The Restriction Period applicable to each Award began on the Date of Grant and ends within 90 days after the third Performance Period on the date the Compensation Committee, or the Board of Directors, as applicable, makes its determination with respect to the final vesting of the Award or, if earlier, the date of the Compensation Committee determination following a Change of Control in accordance with the LTIP.

2.	Determination of Earned Performance Shares and Phantom Stock Units

Within 90 days after the end of each Performance Period, the Committee will determine whether, and to what extent, the Performance Goals are achieved for such Performance Period. The Performance Goals for each Performance Period are measured separately according the terms of the Applicable Program, and the number of Performance Shares earned and/or the amount of Phantom Stock Units will be determined for each Performance Period regardless of performance level achieved in any other Performance Period. Also, each Performance Goal will be determined independently. For example, as applicable, if the Synergies Performance Goal is achieved at the Target Performance level, and the Adjusted EBITDA, After Lease Payments Performance Goal is achieved at the Maximum Performance level, the Performance Goals will be determined to have been achieved at the midpoint between Target and Maximum Performance (107.5%).

3.	Vesting

Each of your 2018 Award, 2019 Award and 2020 Award shall vest at the end of the applicable Restriction Period unless otherwise provided in the LTIP or Applicable Program. Any Performance Shares and/or Phantom Stock Units earned each Performance Period will remain subject to forfeiture until the end of the Restriction Period, unless the forfeiture restrictions lapse as described in the Applicable Program. A Performance Payment with respect to earned Phantom Stock Units will be made after the end of the Restriction Period based on the Phantom Stock Units credited to your account, and based on the value of such Phantom Stock Units at the time of payment.

4.	83(b) Election

If you make a timely election under Code Section 83(b) with regard to an Award of Restricted Stock, you agree to notify the Company in writing within two days after making such election and will provide the Company a copy of the Code Section 83(b) election that you filed with the Internal Revenue Service (“IRS”). The Company is not responsible for filing your Code Section 83(b) election with the IRS and advises you to consult your attorney, tax advisor or accountant with respect to the effects of such election and with respect to an Award of Restricted Stock.

5.	Incorporation of LTIP, Applicable Program and Award Agreement

This Notice and the grant of any Awards hereunder are subject to the terms and conditions of the LTIP, the Applicable Program and the Award Agreements, which are incorporated herein by reference and made a part hereof. The Participant acknowledges that the LTIP and Applicable Program are available on www.sec.gov and that the Award Agreement was or will be delivered electronically by the Company’s designated broker. The Participant has had the opportunity to review the LTIP, the Applicable Program, and the Award Agreement. In the event of any conflict between the terms and conditions of this Notice and the terms and conditions of the Award Agreement or Applicable Program, the Applicable Program shall control.

6.	2020 Award

(a)Award.

[____] shares of Restricted Stock issued with performance-based and time-based restrictions.
[____] Phantom Stock Units with performance-based and time-based restrictions.
(b)Performance Goals.

The Performance Goals for the first Performance Period are set forth below. For each of the second and third Performance Periods, the Performance Goals will be communicated to you by the Company in a subsequent Notice.

First Performance Period	—	January 1, 2020 to December 31, 2020
Threshold Adjusted EBITDA, After Lease Payments	—
Target Adjusted EBITDA, After Lease Payments	—
Maximum Adjusted EBITDA, After Lease Payments	—

First Performance Period	—	January 1, 2020 to December 31, 2020
Threshold Performance for Synergies	—
Target Performance for Synergies	—
Maximum Performance for Synergies	—

7.	2019 Award

(a)First Performance Period Award Earned.

[___] shares of Restricted Stock earned with time-based restrictions.
[___] Phantom Stock Units earned with time-based restrictions.
(b)Performance Goals for the Second Performance Period.

The Performance Goals for the second Performance Period are set forth below. For the third Performance Periods, the Performance Goals will be communicated to you by the Company in a subsequent Notice.

Second Performance Period	—	January 1, 2020 to December 31, 2020
Threshold Adjusted EBITDA, After Lease Payments	—
Target Adjusted EBITDA, After Lease Payments	—
Maximum Adjusted EBITDA, After Lease Payments	—

Second Performance Period	—	January 1, 2020 to December 31, 2020
Threshold Performance for Synergies	—
Target Performance for Synergies	—
Maximum Performance for Synergies	—

8.	2018 Award

(a)Second Performance Period Award Earned.

[__] shares of Restricted Stock earned with time-based restrictions.
(b)Performance Goals for the Third Performance Period.

The Performance Goals for the third Performance Period are set forth below.

Third Performance Period	—	January 1, 2020 to December 31, 2020
Threshold Adjusted EBITDA, After Lease Payments	—
Target Adjusted EBITDA, After Lease Payments	—
Maximum Adjusted EBITDA, After Lease Payments	—

9.	Definitions of Performance Goals

“Adjusted EBITDA” means the Company’s earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with the Company’s share of non-operating items (such as depreciation and amortization) added back for the Company’s joint venture in Kansas Entertainment and the Company’s share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation) added back for the Company’s equity method investment in Barstool Sports. Adjusted EBITDA is inclusive of rent expense associated with the Company’s triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease).

“Adjusted EBITDA, After Lease Payments” means, on an annual basis, the Company’s Adjusted EBITDAR less Lease Payments, as calculated and adjusted by the Committee in its discretion.

“Adjusted EBITDAR” means Adjusted EBITDA plus rent expense associated with triple net operating leases.

“Lease Payments” means lease payments made to the Company’s real estate investment trust (REIT) landlords under its triple net leases.

“Synergies” means the levels of cost savings specified by the Committee achieved during the Performance Period due to the Company’s efforts to reduce redundant costs and increase efficiencies after the merger of the Company with Pinnacle Entertainment.  Synergies will be tracked at the department level and at the corporate level against expenses incurred.  Tracked expenses and cost savings include, but are not limited to, those related to employee headcount and payroll, contracts (corporate and property procurement), consulting arrangements, healthcare, marketing and corporate.

Performance Goal Adjustments: The Committee shall appropriately adjust any Performance Goal set forth above (e.g., Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA, After Lease Payments and Synergies) to take into account the impact of any of the following events on the Company that occurs during the period to which such Performance Goal is applied: asset write-downs; litigation, claims, judgments, settlements; currency fluctuations and other non-cash charges; changes in applicable law, rule or regulation or accounting principles; accruals for reorganization and restructuring programs; costs incurred in the pursuit of acquisition opportunities; strikes, delays or similar disruptions by organized labor, guilds or horsemen’s organizations; national macroeconomic conditions; terrorism and other international hostilities; significant regional weather events; and any other extraordinary, unusual or non-recurring events or expenses.